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                                                                    EXHIBIT 23.7







                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Anderson Exploration Ltd.


         We consent to the use of our report dated November 15, 2000 (except for note 13 which is as of April 24, 2001) included herein relating to the consolidated balance sheets of Anderson Exploration Ltd. as of September 30, 2000 and 1999 and the related consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended September 30, 2000 and to the reference to our firm under the heading "Experts" in the registration statement.


                                       KPMG LLP
                                       Chartered Accountants

Calgary, Alberta, Canada
September 13, 2001